THIRD AMENDMENT TO ENTERPRISE FINANCIAL SERVICES CORP
EXECUTIVE EMPLOYMENT AGREEMENT

THIS THIRD AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”), is made by and between Scott R. Goodman (the “Executive”) and ENTERPRISE FINANCIAL SERVICES CORP, a Delaware corporation (the “Company”) effective as of August 4, 2023 (the “Effective Date”).

WHEREAS, the Company and the Executive entered into an Amended and Restated Executive Employment Agreement dated as of October 11, 2013 (the “Original Agreement”); and

WHEREAS, the Company and the Executive have mutually agreed to amend the Original Agreement;

NOW, THEREFORE, the Original Agreement is amended to read as follows:

1. Section 1 shall be amended to read as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby employs Executive for the Employment Term as hereafter defined. During the Employment Term, Executive shall serve as Senior Executive Vice President of the Company. Executive shall have the duties, powers and authority as are consistent with his position, including such other duties and responsibilities as are reasonably delegated him from time to time by the President and Chief Executive Officer of the Company (the “CEO”), including taking positions with Subsidiaries (as defined below) of the Company. Executive shall serve as President of Enterprise Bank & Trust. Executive shall report to the CEO. Executive shall comply with all policies and procedures of the Company generally applicable to Executive. Executive hereby accepts such employment and agrees to serve the Company in such capacities for the Employment Term.

2. Section 5.2(a) shall be amended to read as follows:

(a) Subject to the conditions of Section 5.2(b) and Section 6, in the event Executive’s employment is terminated in a Termination Other Than for Cause, provided that such termination constitutes a Separation from Service (as defined in Section 6.1), in addition to payments contemplated by Section 5.1, the Company shall pay Executive as severance compensation (the “Severance Compensation”):

(i) an aggregate amount equal to one (1) year’s Base Salary, at the rate payable at the time of such termination, plus an aggregate amount equal to any annual cash Targeted Incentives for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved, payable over a period of one (1) year following such termination in accordance with the Company’s normal payroll practices, at normal payroll duties and subject to applicable taxes and withholdings, on the sixtieth (60th) day after Executive’s Separation from Service; and

(ii) continued medical benefits to the same extent Executive participated prior to the date of his termination of employment (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of twelve (12) months following his date of termination; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within ten (10) days of satisfaction of the requirements set forth in Section 5.2(b), in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph.

3. Section 5.3(a) shall be amended to read as follows:

(a) Subject to the conditions of Section 5.3(b) and Section 6, in the event Executive’s employment is terminated in a Termination Upon a Change in Control (as defined below), provided that such termination constitutes a Separation from Service as defined in Section 6.1, in addition to payments contemplated by Section 5.1, Executive shall be paid the sum of the following amounts (the “Change in Control Compensation”):

(i) An aggregate amount equal to two (2) years of Executive’s Base Salary at the rate in effect on his termination of employment, discounted to the net present value of such payments using as a discount rate, the prime rate as reported in the Wall Street Journal as of the date of such termination of employment, plus an amount equal to two (2) times the greater of (x) the average of the actual cash bonus under the short-term incentive plan awarded to Executive with respect to the two (2) fiscal years preceding Executive’s Termination Date, and (y) the amount of any annual cash Targeted Incentives for the year in which such termination occurs as though all “target levels” of performance for such year are fully and completely achieved, payable within ten (10) days of satisfaction of the requirements set forth in Section 5.3(b);

(ii) an amount equal to the product of (A) the cash Targeted Incentive for the year in which such termination occurs, as though all “target levels” of performance for such year are fully and completely achieved, and (B) a fraction, the numerator of which is the number of days that have elapsed in the year such termination occurs before the Termination Date, and the denominator of which is 365, payable within ten (10) days of satisfaction of the requirements set forth in Section 5.3(b);

(iii) continued medical benefits to the same extent Executive participated prior to the date of his termination of employment (with Executive required to pay the amount Executive would have been required to pay for such coverage had Executive remained an active employee at such time) for a period of twenty-four (24) months following his date of termination of employment; provided, however, if the Company cannot provide, for any reason, Executive or his dependents with the opportunity to participate in the benefits to be provided pursuant to this paragraph, the Company shall pay to Executive a single sum cash payment, payable within ten (10) days of satisfaction of the requirements set forth in Section 5.3(b), in an amount equal to the fair market value of the benefits to be provided pursuant to this paragraph; and

(iv) for any performance-based equity awards outstanding as of the Termination Date, the vesting requirements will be deemed satisfied at the greater of target level or actual performance (with actual performance based on either projected performance through the end of the performance period or completed performance as of the Termination Date, as determined by the Committee in its sole discretion).

4. Section 10.1 shall be amended to read as follows:

10.1 Non-Competition. Because of Executive’s unique and specialized position within Company and Executive’s access to and familiarity with Company’s Confidential business methodologies, Executive agrees that, during the Employment Term and for a period of one year following a termination of Executive’s employment for any reason (the “Non-Compete Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, control, be connected with as an officer, employee, partner, consultant or otherwise, or otherwise engage or participate in (except as an employee of the Company, or its Affiliates) any Person engaged in the operation, ownership or management of a bank, trust company, or bank holding company in any market service area set forth in Exhibit B to this Agreement. Notwithstanding the foregoing, (a) Executive’s employment during the Non-Compete Period by an entity that engages in the operation or management of a bank or trust company in addition to other business services shall not, in and of itself, be a violation of the foregoing provided that Executive is in no way directly or indirectly involved in (i) the management or operation of such bank or trust company or (ii) marketing or sales of banking or trust services; and (b) the ownership by Executive of less than 1% of any class of the outstanding capital stock of any corporation conducting such a competitive business which is regularly traded on a national securities exchange or in the over-the-counter market shall not be a violation of the foregoing covenant.

5. The Original Agreement shall be amended to add a new Section 11, and the subsequent sections shall be renumbered accordingly. Section 11 shall read as follows:

11. Section 280G.

11.1 If any payment or benefit (including payments and benefits pursuant to this Agreement) that Executive would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (b) the net after-tax benefit that Executive would receive by reducing the Transaction Payments to three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) is greater than the net after-tax benefit Executive would receive if the full amount of the Transaction Payments were paid to Executive, then the Transaction Payments payable to Executive shall be reduced (but not below zero) so that the Transaction Payments due to Executive do not exceed the amount of the Parachute Threshold, reducing first any Transaction Payments under Section 5.3(a) hereof.

11.2 Unless Executive and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon Executive and the Company for all purposes. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and

Executive as requested by the Company or Executive at least thirty (30) days prior to the date the excise tax imposed by Section 4999 of the Code (including any interest, penalties or additions to tax relating thereto) is required to be paid by Executive or withheld by the Company. Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by Executive with the Accountants for tax planning under Sections 280G and 4999 of the Code.

11.3 The Company hereby agrees that, for purposes of determining whether any Transaction Payment would be subject to the excise tax under Section 4999 of the Code, the non-compete set forth in Section 10.1 shall be treated as an agreement for the performance of personal services. The Company hereby agrees to indemnify, defend, and hold harmless Executive from and against any adverse impact, tax, penalty, or excise tax resulting from the Company or Accountants’ attribution of a value to the non-compete set forth in Section 10.1 that is less than the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K in the year prior to year of the event that triggers the excise tax, to the extent the use of such lesser amount results in a larger excise tax under Section 4999 of the Code than Executive would have been subject to had the Company or Accountants attributed a value to the non-compete set forth in Section 10.1 that is at least equal to the total compensation amount disclosed under Item 402(c) of Securities and Exchange Commission Regulation S-K for such year.

6. The Original Agreement shall be amended to add a new Exhibit B, which is attached to this Amendment.

7. Except as expressly amended pursuant to this Third Amendment, the Original Agreement shall continue in full force and effect without modification.

8. Capitalized terms not defined herein shall have the meaning given them in the Original Agreement unless the context clearly and unambiguously requires otherwise.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment on the Effective Date.

ENTERPRISE FINANCIAL SERVICES CORP

By: /s/James B. Lally
Name: James B. Lally
Title: Chief Executive Officer

EXECUTIVE:

/s/ Scott R. Goodman
Scott R. Goodman